UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
 _______________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 12, 2014

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MASIMO CORPORATION
(Exact name of registrant as specified in its charter)

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Delaware	001-33642	33-0368882
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 Parker Irvine, California	92618
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (949) 297-7000
Not Applicable
(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
On March 12, 2014, Masimo Corporation (“Masimo”) entered into the Fourth Amendment to Purchase and Sale Agreement with Nikken, Inc. (“Nikken”) by which Masimo waived all contingencies and agreed to purchase from Nikken the land and a 213,400 square foot building located in, Irvine, California (the “Property”). The Fourth Amendment amended the Purchase and Sale Agreement and Escrow Instructions dated November 1, 2013 (the “Agreement”), which had previously been amended three times to extend the feasibility and due diligence periods. Prior to entering into the Fourth Amendment, Masimo had no obligation to purchase the Property if it determined that the Property was not suitable for its use and development. Masimo intends to use the Property primarily as its new corporate and research and development headquarters. This Property will replace a variety of existing leased facilities in Irvine, California.
The purchase price of the Property will be $56.0 million, subject to the adjustments, reimbursements, prorations and credits provided in the Agreement. Masimo has deposited $2.0 million into escrow in connection with the pending purchase. The deposit may be retained by Nikken if the transaction does not close as a result of Masimo’s breach or default under the Agreement. The Agreement contains customary representations and warranties, covenants, closing conditions and termination provisions. The closing date is May 12, 2014, but Masimo and Nikken may agree to accelerate the closing to an earlier date.
The foregoing description of the Amended Agreement is qualified in its entirety by reference to the full text of the Amended Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 29, 2014.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, Masimo Corporation has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MASIMO CORPORATION a Delaware corporation

Date: March 18, 2014	By:	/s/ MARK P. DE RAAD
Mark P. de Raad
Executive Vice President & Chief Financial Officer
(Principal Financial and Accounting Officer)